Consolidated Health Care Associates, Inc.
                                 38 Pond Street
                          Franklin, Massachusetts 02038

                 -----------------------------------------------

                    Notice of Annual Meeting of Stockholders
                            to be held June 27, 1997

                 -----------------------------------------------


     The Annual Meeting of the Stockholders of Consolidated Health Care Associates, Inc., (the "Company") will be held at the offices of Kramer, Levin, Naftalis & Frankel, 919 Third Avenue, New York, New York at (9:00 a.m. E.S.T.) for the following purposes:

     (1) To elect six directors to hold office until the next Annual Meeting of Stockholders or until their successors have been duly elected and qualified.

     (2) To authorize the Board to effect a single reverse stock split, without further stockholder action, of not less than one-for-two nor greater than one-for-ten (or to effect no reverse stock split) if the Board believes that a decrease in the number of shares of Common Stock may improve the trading market for the Common Stock and in order to satisfy the rules of The NASDAQ Small Cap Market.

     (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on May 23, 1997, as the record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournment thereof.

     Your attention is directed to the accompanying Proxy Statement for further information regarding each proposal to be made.

     All stockholders are asked to complete, sign and date the enclosed proxy and return it promptly by mail in the enclosed self-addressed envelope, which does not require postage if mailed in the United States.



                                              By Order of the Board of Directors


                                              James Kenney
                                              Chairman of the Board



May 28, 1997

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement

[X]  Definitive  proxy statement

[ ]  Definitive additioanl materials

[ ]  Solicting materials pursuant to Rule 14a - 11(c) or Rule 14a-12

                    Consolidated Health Care Associates, Inc.
                (Name of Registrant as Specified in its Charter)

                    Consolidated Health Care Associates, Inc.
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rule 0 - 11(c)(1)(ii), 14a-6 (i)(1), or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange act rules 14a-6(I)(3)

[ ]  Fee computed on table per Exchange Act Rules 14a-6 (I)(4) and 0-11

(1)  Title of each class of securities to which transaction applies: N.A.

(2)  Aggregate number of securities to which transaction applies: N.A.

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0 -11: N.A.

(4)  Proposed maximum aggregate value of transaction: N.A.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0 -11 (a)(2) and indentify the filling for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the form of schedule and the date of its filing.

(1)  Amount previously paid: N/A

(2)  Form, schedule or registration no: N/A

(3)  Filing party: N/A

(4)  Date filed: N/A

                    Consolidated Health Care Associates, Inc.
                  38 Pond Street, Franklin Massachusetts 02038

                    ----------------------------------------

                       Proxy Statement For Annual Meeting

                     ---------------------------------------

     This Proxy Statement is furnished by the Board of Directors (the "Board of Directors") of Consolidated Health Care Associates, Inc., a Nevada corporation (the "Company"), in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders (the "Meeting") to be held at the offices of Kramer, Levin, Naftalis & Frankel 919 Third Avenue, New York, New York on June 27, 1997 at 9:00 a.m. EST, and at any adjournment thereof. This Proxy Statement and the accompanying Annual Report, Notice and Proxy are being mailed to stockholders on or about May 28, 1997. The principal executive offices of the Company are located at the address indicated above.

     Only stockholders of record at the close of business on the record date, May 23, 1997, will be entitled to vote at the Meeting and at all adjournments thereof.

     On May 23, 1997, there were outstanding and entitled to vote 15,759,583 shares of the Company's common stock, $.012 par value per share (the "Common Stock"). Each outstanding share of Common Stock is entitled to one vote on each matter to be voted upon. A majority of the shares of Common Stock entitled to vote at the Meeting will constitute a quorum for the transaction of business. Holders of Common Stock have no cumulative voting rights.

                                Voting Of Proxies

     If a proxy is properly signed by a stockholder and is not revoked, the shares represented thereby will be voted at the Meeting in the manner specified on the proxy, or if no manner is specified with respect to any matter therein, such shares will be voted by the persons designated therein (with respect to the matters as to which the stockholder is entitled to vote) (a) "FOR" the election of each of Joel Friedman, Robert M. Whitty, James Kenney, Paul W. Frankel, Goodhue W. Smith, III and Sidney Dworkin as directors of the Company ("Proposal Number 1"), (b) "FOR" the authorization of the Board to effect a single reverse stock split, without further stockholder action, of not less than one-for-two nor greater than one-for-ten (or to effect no reverse stock split) if the Board believes that a decrease in the number of shares of Common Stock may improve the trading market for the Common Stock and in order to satisfy the Rules of the Nasdaq Small Cap Market ("Proposal Number 2") and in connection with the transaction of such other business as may properly be brought before the Meeting, in accordance with the judgment of the person or persons voting the proxy. If any of the nominees for director is unable to serve or for good cause will not serve, an event that is not anticipated by the Company, the shares represented by the accompanying proxy will be voted for a substitute nominee designated by the Board of Directors thereof or the Board of Directors may determine to reduce the size of the Board of Directors. The total vote cast on Proposal Number 2 must represent over 50% of the Common Stock of the Company outstanding.

     A proxy may be revoked by the stockholder at any time prior to the voting thereof by giving notice of revocation in writing to the Secretary of the Company, by duly executing and delivering to the Secretary of the Company a proxy bearing a later date or by voting in person at the Meeting.

     Directors of the Company will be elected by a plurality of the vote of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote at the Meeting. The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote at the Meeting is required for the ratification and approval of, unless otherwise required by the Nevada General Corporation Law or the Company's Articles of Incorporation, any other matter which may be put to a stockholder vote at the Meeting. Except for the election of directors, as to any particular proposal, abstentions will have the same effect as a vote against that proposal, and broker non-votes will not be counted as votes for or against the proposal, and will not be included in counting the number of votes necessary for approval of the proposal. Votes cast, either in person or by proxy, will be tabulated by The American Stock Transfer & Trust Company, the Company's transfer agent.

Security Ownership Of Certain Beneficial Owners

     The following table sets forth information at March 31, 1997 based on information obtained from the persons named below, with respect to the beneficial ownership of shares of Common Stock by (I) each person known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each director, and (iii) all executive officers and directors as a group. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

  Name & Address of                  Amount and Nature of              Percent
  Beneficial Owner                   Beneficial Ownership              of Class
  ----------------                   --------------------              --------

Joel Friedman                              564,434(2)                   3.5%
James Kenney                               180,000(4)                   1.1%
Paul Frankel                               180,000(5)                   1.1%
Goodhue W. Smith, III                      122,000(6)           Less than 1%
Alan M. Mantell                            296,667(8)                   1.9%
Robert M. Whitty                           281,666(7)                   1.8%
Sidney Dworkin                             466,951(3)                   2.9%

Renaissance Capital
Partners II, Ltd.
8080 N. Central Expwy
Suite 210.LB 59
Dallas, TX 75206                         9,257,217(1)                  46.8%

All executive officers and
directors as a group (7 persons)         2,091,708(9)                  12.3%

----------
The Company is not aware of any contractual arrangements which may at a subsequent date result in a change of control of the Company.

(1) Includes the right to acquire 4,098,217 shares issuable upon conversion of outstanding Series A Preferred Stock and Series B Preferred Stock.
(2) Includes 251,912 shares subject to currently exercisable stock options and the right to acquire 27,475 shares upon conversion of Series A Preferred Stock. Also includes 98,903 shares of Common Stock owned by Mr. Friedman's children or which Mr. Friedman's children have the right to acquire upon conversion of shares of Series A Preferred Stock as to which Mr. Friedman disclaims beneficial ownership.
(3) Includes 160,000 shares issuable upon a conversion of a convertible promissory note, 50,000 shares issuable upon exercise of warrants. Also includes 40,000 shares owned by a partnership of which Mr. Dworkin is a partner, 80,000 shares issuable upon conversion of a promissory note held by such partnership and 25,000 shares issuable upon exercise of warrants held by such partnership.
(4)  Includes 80,000 shares subject to currently exercisable stock options.
(5)  Includes 30,000 shares subject to currently exercisable stock options.
(6) Includes 30,000 shares subject to currently exercisable stock options. Does not include 15,000 shares owned by Duncan-Smith Co., of which Mr. Smith is an officer.
(7)  Consists of currently exercisable stock options.
(8)  Includes currently exercisable stock options to acquire 287,667 shares.
(9) Includes 961,245 shares subject to currently exercisable non-qualified stock options, the right to acquire 54,950 shares upon conversion of outstanding Series A Preferred Stock, 75,000 shares issuable upon exercise of warrants, and 240,000 shares issuable upon the conversion of convertible notes.

PROPOSAL  1.  ELECTION OF DIRECTORS

     At this year's Annual Meeting of Stockholders, six directors will be elected to hold office for a term expiring at the next Annual Meeting of Stockholders. Each director will be elected to serve until a successor is elected and qualified or until the director's earlier resignation or removal.

     At this year's Annual Meeting of Stockholders, the proxies granted by stockholders will be voted individually for the election, as directors of the Company, of the persons listed below, unless a Proxy specifies that it is not to be voted in favor of a nominee for director. In the event any of the nominees listed below shall be unable to serve, it is intended that the Proxy will be voted for such other nominees as are designated by the Board of Directors. Each of the persons named below has indicated to the Board of Directors of the Company that he will be available to serve.

     The Board of Directors recommends that each of the nominees be elected as a director.

     The name and age of each of the nominees and each of the incumbent directors whose term will continue following the Meeting, their respective positions with the Company are set forth below. Additional biographical information concerning each of the nominees and each of the incumbent directors of the Company follows the table.


    NAME                              AGE                  POSITION
    ----                              ---                  --------

    James Kenney                       55            Chairman of the Board(1)(3)
    Robert M. Whitty                   41            President and Director
    Joel Friedman                      56            Director(1)
    Sidney Dworkin                     76            Director(2)
    Paul W. Frankel, M.D., Ph.D.       48            Director(1)(3)
    Goodhue W. Smith, III              47            Director(1)(2)

----------

(1)  Member of the Executive Committee
(2)  Member of the Audit Committee
(3)  Member of Compensation Committee

     James Kenney became a director in March 1993 and Chairman of the Board of Directors on November 1, 1996. Mr. Kenney is currently an Executive Vice President of San Jacinto Securities in Dallas, TX. From February 1992 until June 1993, he had been a partner of Renaissance Capital Group, Inc., a Dallas money management firm. From 1989 to February 1992, Mr. Kenney was Senior Vice President of Capital Institutional Services Inc., a brokerage firm located in Dallas, Texas that provides third-party financial and business research. Mr. Kenney is also a director of Amerishop Corp., Industrial Holdings, Inc., Scientific Measurement Systems, Inc., Technol Medical Products, and Tricom, Inc.

     Joel Friedman became a director of the Company in December 1991. He was Chairman and Chief Executive Officer from July 1994 to June 1996. Mr. Friedman has been involved for the past twenty-five years in the financing and management of several public and private companies and real estate ventures, most recently, and for at least the past five years through Friedman Enterprises, Inc. and Founders Capital Corporation. Mr. Friedman is also a member or the Board of Directors of 3D Geophysical, Inc.

     Robert M. Whitty was elected President in November 1995 and became a director of the Company in January 1997. Mr. Whitty has been a Vice President of the Company since 1994. Prior thereto, Mr. Whitty provided consulting services for various health care companies, which services included financial planning, strategic planning, acquisitions and business development. Mr. Whitty has over 18 years of experience in the health care field.

     Paul W. Frankel, M.D., PH.D. has been a member of the Board of Directors since July 1994. Dr. Frankel is currently and since May 1997 has been the President of Pinnacle Health Enterprises and Senior Vice President of PHP Healthcare Corporation. From August 1993 to February 1997, Dr. Franked served as the President of Life Extension Institute, Inc., a New York company specializing in preventive health services. From April 1992 to August 1993, Dr.

Franked was a Partner and the National Medical Director of Coopers & Lybrand. For the period May 1988 to February 1992, Dr. Franked served in various positions for Metropolitan Life Insurance Company, ultimately serving as its Vice President and National Medical Director.

     Goodhue W. Smith, III has been a member of the Board of Directors since July 1994. In 1978, Mr. Smith founded Duncan-Smith Co., an investment banking firm in San Antonio, Texas and has since such time served as its Secretary and Treasurer. Mr. Smith is also a Director of Citizens National Bank of Milam County, and Ray Ellison Mortgage Acceptance Co.

     Sidney Dworkin was elected to the Board of Directors in March 1996. Mr. Dworkin was a founder, former President, Chief Executive Officer and Chairman of Revco, Inc. Between 1987 and the present, Mr. Dworkin has also served as Chairman of the Board of Stonegate Trading, Inc., an importer and exporter of various health and beauty aids, groceries and sundries. Between 1988 and the present, Mr. Dworkin has served as Chief Executive Officer of Advanced Modular Systems, which is engaged in the sale of modular buildings. Between June 1993 and the present, Mr. Dworkin also has served as Chairman of Global International, Inc., which is involved in the sale and leasing of modular buildings to hospitals and Chairman of the Board of Comtrex Systems, which is engaged in the provision of data processing services. Mr. Dworkin also serves on the Board of Directors of CCA industries, Inc., Interactive Technologies, Inc., and Northern Technologies International Corporation, all of which are publicly-traded companies.

     Renaissance Capital Partners II Ltd. ("Renaissance") is currently entitled to designate two directors for nomination to the Company's Board of Directors, including a director that it is entitled to designate as the holder of a majority of the Company's Series A Preferred Stock (See "Description of Securities -- Preferred Stock -- Series A Preferred Stock"). Messrs. Kenney and Smith are designees of Renaissance.

     In 1996, the Board of Directors held five regularly scheduled and special meetings. All directors attended at least seventy-five percent (75%) of the total number of meetings of the Board of Directors and the committees on which they served. The Audit Committee met once during the Company's last fiscal year. This committee recommends to the Board of Directors a firm of independent accountants to audit the books and accounts of the Company. The committee reviews the reports prepared by the independent accountants and recommends to the Board any actions deemed appropriate in connection with the reports. The Executive Committee of the Board of Directors of the Company was formed in 1995 to take such action and carry out such duties and responsibilities as may be undertaken, in the discretion of such committee, by the Board of Directors. During 1996, this committee met once. The Board of Directors has no standing nomination committee, or other committee performing similar functions. However, the Board of Directors, meeting as a whole, constitutes a committee for the issuance of options and other awards under the Company's Stock Incentive Plan and Stock Option Plan.

Executive Compensation

     The following summary compensation table sets forth, for the three fiscal years ended December 31, 1996, the cash compensation of each Executive Officer of the Company whose total salary and bonuses exceeded $100,000 (the "Named Executive Officers").

                           Summary Compensation Table

                                              Annual Compensation                                Long Term Compensation
                                                                                             Awards                  Payout
====================================================================================================================================
                                                                                    Restricted                             All Other
Name and                                                              Other Annual    Stock       Options/        LTIP       Compen-
Principal Position                Year       Salary          Bonus    Compensation    Awards        SARs          Payout     sations
----------------------------------------------------------------------------------  -----------------------------------------------
Joel Friedman,                    1996    $  53,366            0            0            0        787,667(4)       0             0
Chairman of the                   1995       75,000            0            0            0      1,250,000          0             0
Board and Chief                   1994            0            0            0            0              0          0             0
Executive
Officer(1)
----------------------------------------------------------------------------------  -----------------------------------------------
Alan Mantell,                     1996      120,000            0            0            0        787,667(4)       0             0
Chief Executive
Officer(2)
----------------------------------------------------------------------------------  -----------------------------------------------
Robert M.                         1996      140,000            0            0            0        781,666          0             0
Whitty,                           1995      106,000            0            0            0              0          0             0
President(3)
====================================================================================================================================


(1) Joel Friedman was Chief Executive Officer of the Company from July 1994 to June 1, 1996.

(2) Mr. Mantell was Chief Executive Officer of the Company from June 1996 through November 1996.

(3)  Mr. Whitty was elected President of the Company in November 1995.

(4) Options to acquire 500,000 shares awarded to each of Messrs. Friedman and Mantell expired unexercised upon termination of employment in November 1996.

     The aggregate amount of any miscellaneous compensation not set forth in the table or the description of benefit plans, including any personal benefits valued at their incremental cost to the Company, received in 1996 by any executive officers included in the above table did not exceed 10% of such person's 1996 cash compensation.

Employment Agreements

     In March 1993, the Company entered into a three-year employment agreement with Christopher Harkins, the President of the Company. Under this agreement, Mr. Harkins was entitled to receive $135,000 per year for the term of the Agreement. In November 1995, Mr. Harkins employment was terminated by the Company. Subsequently, in an arbitration proceeding between the Company and Mr. Harkins, Mr. Harkins was awarded severance pay at the contract rate through March 1996, being the duration of the three year term of his original contract.

1989 Stock Incentive Plan

     Under its 1989 Stock Incentive Plan (the "Plan"), the Company grants awards of common stock to those persons determined by the Board of Directors to be key employees who are responsible for the management and growth of the company. The size of the award is generally determined on the basis of the level of responsibility of the employee. Types of awards include non-statutory stock options, incentive options (qualifying under Section 422 A of the Internal Revenue Code of 1986), restricted stock awards and stock appreciation rights
(SARs). Options and stock appreciation rights generally expire ten years from the grant date and unless otherwise provided, are exercisable on a cumulative basis with respect to 20% of the optioned shares on each of the five anniversaries after the grant date. Restrictions on restricted stock awards generally lapse with respect to 20% of the shares subject to the award after the expiration of each year following the grant date and the portions of such awards for which restrictions have not lapsed are subject to forfeiture upon termination of employment. The Company may grant options to purchase an aggregate of 500,000 shares of common stock under the Plan, 380,000 of which are currently available for grant. No stock options or other awards under the Plan were granted during 1996, nor were any options exercised by the individuals named in the Summary Compensation Table during 1996.

1994 Stock Option Plan

     The Company adopted the 1994 Stock Option Plan (the "1994 Plan") effective November 3, 1994. The terms and conditions of the 1994 Plan are substantially identical to the 1989 Plan, except that the 1994 Plan does not provide for granting of SAR's. In September 1996, the Company accepted the surrender of options to acquire 833,333 shares under the 1994 Plan that the holder had earlier agreed to return. At that time, the Company issued options to acquire 2,250,000 shares, as set forth in the table below. Options to acquire 1,000,000 shares granted in September 1996 expired unexercised in November 1996. As of December 31, 1996, options to acquire 1,449,999 were available for grant under the 1994 Plan.

     The following table sets forth information concerning grants of options by the Company in 1996:

                      Option/SAR Grants In Last Fiscal Year

======================================================================================================
                                              Percentage of Total
                      Number of Securities    Options Granted to
                      Underlying Options      Employees in Fiscal   Exercise or Base
Name                       Granted                  Year            Price per Share    Expiration Date
------------------------------------------------------------------------------------------------------
 J. Friedman               37,667                                       $.28               2/01/01
                          750,000(1)               34%                   .38               9/01/06
------------------------------------------------------------------------------------------------------
 A. Mantell                37,667                                        .28               2/01/01
                          750,000(1)               34%                   .38               9/01/06
------------------------------------------------------------------------------------------------------
 R. M. Whitty              31,666                                        .28               2/01/01
                          750,000(1)               32%                   .38               9/01/06
======================================================================================================

(1) Granted under the 1994 Plan. Of the 750,000 options granted, 250,000 vested immediately and the remaining 500,000 were to vest as determined by the Board of Directors. The unvested options of Messrs. Friedman and Mantell expired unexercised upon their termination of employment with the Company in November 1996.

     The following table sets forth information concerning any exercise of stock options during the Company's fiscal year ended December 31, 1996 by the Named Executive Officers, the number and value of options owned by the named individuals and the value of any in-the-money unexercised stock options as of December 31, 1996:

                 Aggregate Option Exercises In Last Fiscal Year

                                                                                            Value of Unexercised
                                                        Number of Unexercised Options       In-the-money Options at
                                                             held at 12/31/96               December 31, 1996(1)
======================================================================================================================
                         Shares
                       Acquired on
                         Exercise      Value Realized   Exercisable    Unexercisable     Exercisable     Unexercisable
----------------------------------------------------------------------------------------------------------------------
J. Friedman                35,714         $ 3,571         251,912               0         $   191               0
----------------------------------------------------------------------------------------------------------------------
A. Mantell                      0               0         287,666               0           3,766               0
----------------------------------------------------------------------------------------------------------------------
R. M. Whitty                    0               0         281,666         500,000           3,166               0
======================================================================================================================

(1) Based on the average bid and ask price on the NASDAQ Small-Cap Market of the Company's common stock on that date ($0.38).

Compensation of Directors

     Non-employee directors are entitled to receive $500 per meeting of the Board of Directors attended, which fees were waived during 1996. In September 1996, the Board of Directors made stock awards to its outside directors at a rate of 25,000 shares for each year of service since 1993. Pursuant to such awards, Messrs. Kenney, Franked, Smith, and Dworkin received 100,000 shares, 100,000 shares, 75,000 shares and 25,000 shares respectively.

     In September 1996, Mr. Friedman surrendered options covering 833,000 shares of common stock which were granted in December 1994 pursuant to the 1994 Plan. The exercise of the options surrendered by Mr. Friedman was contingent on the common stock reaching prices significantly higher than the market price at the time of the surrender. New options covering 750,000 shares of common stock were granted to Mr. Friedman in September 1996, with exercise prices equal to $0.38 per share (the fair market value per share on the date of the grant), pursuant to the 1994 Plan. Of the 750,000 options granted, 250,000 vested immediately and the remaining 500,000 were to vest as determined by the Board of Directors. The unvested options of Mr. Friedman expired unexercised upon his termination of employment with the Company in November 1996. The old options held by Mr. Friedman were designed to further compensate and provide for an incentive for such employee. The Compensation Committee believed that by awarding Mr. Friedman new options with exercise prices at $0.38 per share (the fair market value per share on the date of the grant), would result in fair compensation for his efforts. The Compensation Committee also believed that exchanging "out-of-the-money" options is a cost-effective method of retaining key members and preserving the important motivating effect that stock options have.

     Under the Company's stock option plans, directors who are not employees of the Company (other than directors who are members of the Stock Option Committee of the particular plan) are eligible to be granted non-qualified options under such plan. The Board of Directors or the Stock Option Committee (the "Committee") of each plan, as the case may be, has discretion to determine the number of shares subject to each non-qualified option (subject to the number of shares available for grant under the particular plan), the exercise price thereof (provided such price is not less than the par value of the underlying shares of common stock), the term thereof (but not in excess of 10 years from the date of grant, subject to earlier termination in certain circumstances), and the manner in which the option becomes exercisable (amounts, intervals and other conditions). Directors who are employees of the Company (but not members of the Committee of the particular plan) are eligible to be granted incentive stock options under such plans. The Board or Committee of each plan, as the case may be, also has discretion to determine the number of shares subject to each incentive stock option ("ISO"), the exercise price and other terms and conditions thereof, but their discretion as to the exercise price, the term of each ISO and the number of ISO's that may vest in any year is limited by the Internal Revenue Code of 1986, as amended. Certain Relationships and Related Transactions

     Effective June 30, 1994, certain holders of the Company's convertible debt, converted certain promissory notes from the Company into common stock of the Company and into a newly issued, Series A Preferred Stock. Directors and affiliates of the Company who participated in the conversion were as follows:

     Renaissance Capital Partners II, Ltd. ("Renaissance"): Convertible debt and accrued interest of $3,695,984 was converted into 5,000,000 shares of common stock and 1,195,984 shares of Series A Preferred Stock. The Series A Preferred Stock may be converted at any time, at the option of the holder thereof, into common stock at a conversion price of $.57 per share of common stock, subject to adjustment, on the basis of the par value of the Series A Preferred Stock of $1.00 per share.

     Joel Friedman (the Company's former Chairman and Chief Executive Officer):
     Convertible debt and accrued interest of $51,375 was converted into 71,429 shares of common stock and 15,661 shares of Series A Preferred Stock. Mr. Friedman's children collectively converted an identical amount of debt and accrued interest on identical terms.

     Christopher Harkins (the Company's former President): Convertible debt and accrued interest of $25,688 was converted into 51,375 shares of common stock of the Company.

     Diedre Benson: Convertible debt and accrued interest of $555,722 was converted into 1,111,444 shares of common stock of the Company.

     On September 8, 1994, effective November 11, 1994, the Company entered into a Termination Agreement with Arnold E. Benson (the "Termination Agreement"), the former Chairman of the Board and Chief Executive Officer of the Company. In November 1994, Mr. Benson and his wife Diedre Benson sold an aggregate of 2,500,000 shares of common stock owned by Diedre Benson for an aggregate of $1,075,000. Mr. Benson received a payment from the Company of $175,000 as severance in consideration of the termination of his Employment Agreement.

     The Company granted to Health Care Partners, Inc., a designee of Mr. Benson, on the Effective Date of the Termination Agreement, an option to purchase up to an aggregate of 400,000 shares of common stock for $.50 per share for a period of three years. The Company also agreed to provide Mr. Benson with other benefits, including the payment of health, life and disability insurance costs through November 1996 and certain expenses in connection with the negotiation of the Termination Agreement. Mr. Benson and Mrs. Benson entered into a non-competition agreement with the Company with respect to certain activities effective for a period of two years from the effective date of the agreement. Mr. Benson resigned from the Board of Directors of the Company on November 11, 1994.

     On September 8, 1994, Renaissance loaned the Company $100,000 pursuant to a convertible promissory note, convertible at the option of Renaissance into common stock at a conversion price of $0.33 per share. On October 24, 1994, the Company exchanged the convertible promissory note for 100,000 shares of Series B Preferred Stock. Additionally, Renaissance invested $400,000 to acquire 400,000 shares of Series B Preferred Stock. The Series B Preferred Stock may be converted at any time, at the option of the holder thereof, into common stock at a conversion price of $0.25 per share, subject to adjustment, on the basis of the par value of the Series B Preferred Stock of $1.00 per share. See "Description of Securities -- Preferred Stock -- Series B Preferred Stock." James Kenney, now the Chairman of the Board of Directors and then a Director of the Company was, until June 1993 a general partner of Renaissance. Renaissance has the right to designate two members for nomination to the Board of Directors of the Company. Mr. Kenney and Goodhue W. Smith, III are currently the designees of Renaissance to the Board.

     Under the terms of the Series A Preferred Stock and the Series B Preferred Stock, the Company has agreed that it will not issue in excess of 1,500,000 additional shares of common stock in any single transaction or related series of transactions without the consent of the majority holders of the Series A Preferred Stock and the Series B Preferred Stock. Renaissance owns a substantial majority of the Series A Preferred Stock and is the sole holder of the outstanding shares of Series B Preferred Stock of the Company.

     In January 1995, Sidney Dworkin, a director of the Company, loaned the Company $100,000 pursuant to a convertible promissory note and received warrants to purchase 50,000 shares of common stock for $0.75 per share. In August 1995, Mr. Dworkin exchanged the note for 80,000 shares of common stock and a convertible promissory note in the principal amount of $80,000. In addition, a partnership in which Mr. Dworkin is a partner loaned the Company $50,000 under the same terms and received a warrant to purchase 25,000 shares of common stock for $0.75 per share. In August, 1995, the note was exchanged for 40,000 shares of common stock and a convertible promissory note in the amount of $40,000.

     In November 1995, Joel Friedman, then the Chairman and Chief Executive of the Company, and Robert M. Whitty, the President of the Company, jointly and severally guaranteed those accounts receivable of the Company that were pledged to Capital Factors, Inc., a lender to the Company. The amount of the line of credit secured by the Company's accounts receivable is $500,000. In January 1996, additional guarantees were provided by Messrs. Friedman and Whitty in connection with an additional line of credit secured by receivables in the amount of $750,000. Subsequent to Mr. Friedman's resignation on November 1, 1996 as the Company's Chairman and as an officer of the Company, Mr. Friedman's guarantees were released.

     At the end of December 1995, Joel Friedman and Alan Mantell, then Chief Operating Officer of the Company, each loaned the Company $30,000 to fund certain obligations of the Company. The loans were repaid at the beginning of January 1996.

     In April 1996, the Company executed a promissory note in favor of Renaissance in connection with a $500,000 line of credit. Pursuant to the promissory note, the Company is obligated to pay interest on the unpaid monthly balance of the line of credit at the rate of 10% per annum, computed in arrears, with the entire principal balance plus any unpaid interest due in full on

April 17, 1999. As of December 31, 1996, $340,000 had been advanced to the Company under these arrangements. Of this amount, $265,000 was loaned by Renaissance, and the balance by the following persons participating in the loan:
Alan Mantell, $15,000; Joel Friedman, $15,000; Goodhue Smith, a member of the Board of Directors, $20,000; and Duncan-Smith Co., an entity affiliated with Mr. Smith, $25,000. In September and December 1996, the Company issued to Renaissance and the other participants in the Renaissance credit line shares of common stock in consideration of their loans to the Company, as follows:
Renaissance, 159,000 shares; Mr. Mantell, 9,000 shares; Mr. Friedman, 9,000 shares; Mr. Smith, 12,000 shares; and Duncan-Smith Co., 15,000 shares.


Compliance With Section 16(a)
of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC"), initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.


     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, during the fiscal year ended December 31, 1996, none of the officers, directors and ten-percent beneficial owners of the Company failed to file timely any such reports under Section 16(a) of the Securities Exchange Act of 1934.


PROPOSAL 2: THE PROPOSAL TO AMEND THE ARTICLES OF
INCORPORATION TO EFFECT A REVERSE SPLIT

Introduction

     The Board of Directors has approved and directed that the proposed Reverse Stock Split Proposal, authorizing an amendment to the Articles of Incorporation, the form of which is set forth in Exhibit A hereto, be submitted to the Company's stockholders for consideration and action.

     If the Reverse Stock Split Proposal is approved by Stockholders, the Board of Directors will be given the discretion to effect a reverse split, without further shareholders action, of not less than One-For-Two nor greater than One-for-Ten (the "Split Proportion"), or to effect no reverse stock split. The Board of Directors believes that this latitude is necessary, given the changing market price of the Common Stock, to increase the trading price of Common Stock to levels commensurate with the minimum share price level imposed by the NASDAQ Small Cap Market, and more acceptable to investors and the securities industry. If the trading price of Common Stock increases, a Reverse Stock Split of lesser proportions might be required than would be necessary if the trading price decreases or remains constant.

     If the Reverse Stock Split Proposal is approved by the stockholders of the Company at the Annual Meeting, a Reverse Stock Split will be effected only upon a determination by the Board of Directors that a Reverse Stock Split is necessary or in the best interests of the Company and the stockholders. In connection with any determination by the Board of Directors to such effect, the Board will also select, in its discretion, terms of the Reverse Stock Split based on its determination of which Split Proportion will result in the greatest marketability and liquidity of the Common Stock, on prevailing market conditions, on the likely effect on the market price of the Common Stock and on other relevant factors.

     Stockholders may approve or reject the Reverse Stock Split Proposal in while but not in part. If approved by the stockholders of the Company, a Reverse Stock Split would become effective on any date (the "Effective Date") selected by the Board of Directors on or prior to the Company's next Annual Meeting of Stockholders. If no Reverse Stock Split is effected by such date, the Board of Directors will take action to abandon any proposed amendment to the Articles of Incorporation giving effect to a Reverse Stock Split pursuant to the Nevada General Corporation Law. The procedures for consummation of the Reverse Stock Split are set forth in Exhibit A hereto.

Votes Required

     The approval of the Reverse Stock Split Proposal requires the affirmative vote of the majority of the outstanding shares of Common Stock.

Purposes and Effects of a Reverse Stock Split

     The effect of a proposed Reverse Stock Split upon holders of Common Stock will be that the total number of shares of the Company's Common Stock held by each stockholder will be automatically converted into the number of whole shares of Common Stock equal to the number of shares of Common Stock owned immediately prior to the Reverse Stock Split divided by the Split Proportion, adjusted, as described below, for any fractional shares.

     Assuming the Reverse Stock Split Proposal is approved by the Company's stockholders at the Annual Meeting, and upon the determination of the Board of Directors to effect a reverse Stock Split, each stockholder's percentage ownership interest in the Company and proportional voting power will remain unchanged, except for minor differences resulting from adjustments for fractional shares. The rights and privileges of the holders of the shares of Common Stock will be substantially unaffected by a Reverse Stock Split.

     No certificates or scrip representing fractional shares of the Company's Common Stock will be issued to stockholders because of any Reverse Stock Split. All fractional shares of one-half share or more will be increased to the next higher whole number of shares, and all fractional shares of less than one-half share will be decreased to the next lower whole number of shares, respectively.

Reasons for the Reverse Stock Split Proposal

     The Company's shares of Common Stock have been listed, and have traded on the Nasdaq Small Cap Market ("NASDAQ") system since prior to 1991. For continued listing on the NASDAQ system, it is necessary that, among other things, the minimum bid price of the Company's shares of Common Stock exceed $1.00 per share. The $1.00 per share minimum bid price need not be maintained if the market value of the public float of the Company's shares of Common Stock exceeds $1,000,000 and the Company's capital and surplus exceed $2,000,000.

     Over the past several months, the bid price of the Company's shares of Common Stock has fluctuated widely. On numerous occasions, and for protracted periods, the bid price of the Company's shares of Common Stock has fallen below $1.00. While the public float of the Company's shares of Common Stock has exceeded $1,000,000 at all times since the Company's initial public offering, the Company's capital and surplus at March 31, 1997 was $2,915,098.

     Although the Company's capital and surplus is greater than $2,000,000, if the Company incurs losses during any subsequent period, the Company's shares of Common Stock would be in danger of being delisted from the NASDAQ system. Management believes that if the Reverse Stock Split Proposal is approved by the stockholders at the Annual Meeting, and the appropriate Reverse Stock Split is effectuated, then the Company's shares of Common Stock will have a minimum bid price in excess of $1.00 per share and, therefore, may be in less danger of not continuing to be listed and traded in the NASDAQ system.

     If the Company's shares of Common Stock cease to be listed and traded on the NASDAQ system, the shares of Common Stock will likely be quoted in the "pink sheets" maintained by the National Quotation Bureau, Inc., the spread between the bid and ask price of the shares of Common Stock is likely to be greater than at present and stockholders may experience a greater degree of difficulty in engaging in trades of shares of Common Stock.

     The Company has suffered recurring losses from operations. The Company may be required to issue additional shares of its Common Stock on an ongoing basis in order to satisfy all or a portion of its need for cash. If and to the extent that the Company issues additional shares of its Common Stock in a public offering or a private placement, either prior or subsequent to the implementation of a Reverse Stock Split, each stockholder's percentage ownership interest in the Company and proportional voting power will be proportionately reduced.

     Stockholders have no right under Nevada law or under the Company's Articles of Incorporation or Bylaws to dissent from a Reverse Split or to dissent from the rounding to the nearest whole share of any fractional share resulting from a Reverse

Split in lieu of issuing fractional shares.

     The Company had an authorized capital of 10,000,000 shares of Preferred Stock, par value $.012 per share, and 50,000,00 shares of Common Stock, par value $.012 per share, as of March 31, 1997. The authorized capital stock of the Company will not be reduced or otherwise affected by any Reverse Split.

     The Reverse Split may result in some stockholders owning "odd lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions in "round-lots" of the even multiples of 100 shares.

     The Company has previously issued, and has outstanding at March 31, 1997, various options, convertible debt, warrants and rights to purchase 6,464,970 shares of its Common Stock. If the Reverse Stock Split Proposal is approved by the stockholders and a Reverse Split is implemented, in general, both the exercise price and the number of shares subject to each such options, warrants and rights will be adjusted in connection with any Reverse Split.

     A Reverse Stock Split, if undertaken in the discretion of the Board, would have the following effects upon the number of shares of Common Stock outstanding (15,759,583 shares as of the Record Date) and the number of authorized and unissued shares of Common Stock, assuming that no additional shares of Common Stock are issued by the Company after the Record Date and without taking into account any reduction in the number of outstanding shares resulting from the procedures for treatment of fractional shares described below. Because a Reverse Stock Split, if effected, may range from one-for-two to one-for-ten, existing shareholders cannot now predict the total number of shares of Common Stock that will be outstanding after the Reverse Stock Split. However, with the limited exception of small shareholders who own only fractional share interests after a Reverse Stock Split, the proportionate ownership interests of holders of Common Stock will not be affected by a Reverse Stock Split.


                                     Common Stock           Authorized and
      Reverse Stock Split            Outstanding         Unissued Common Stock
      -------------------            -----------         ---------------------

          1 for 2                     7,879,792              42,120,208

          1 for 3                     5,253,194              44,746,806

          1 for 4                     3,939,896              46,060,104

          1 for 5                     3,151,917              46,848,083

          1 for 6                     2,626,597              47,373,403

          1 for 7                     2,251,369              47,748,631

          1 for 8                     1,969,948              48,030,052

          1 for 9                     1,751,065              48,248,935

          1 for 10                    1,575,958              48,424,042

     At an Effective Date, each share of the Common Stock issued and outstanding immediately prior thereto (the "Old Common Stock"), will be reclassified as and changed into the appropriate fraction of a share of the Company's Common Stock, par value $.012 (the "New Common Stock"). Shortly after an Effective Date, the Company will send transmittal forms to the holders of the Old Common Stock to be used in forwarding their certificates formerly representing shares of Old Common Stock for surrender and exchange for certificates representing whole shares of New Common Stock.

Board Recommendation

     The Board unanimously recommends a vote FOR the adoption of the proposal to authorize the Board to effect a Reverse

Stock Split or to effect no Reverse Stock Split and approves the adoption of each amendment to the Articles of Incorporation appropriate to effect each Reverse Stock Split ranging from a one-for-two Reverse Stock Split, through a one-for-ten Reverse Stock Split and the resolution with respect thereto set forth in Exhibit A hereto.


                  Stockholder Proposals For Next Annual Meeting

         Any stockholder proposals intended to be presented at the Company's next annual meeting of stockholders must be received by the Company at its offices, on or before January 26, 1998, for consideration for inclusion in the proxy material for such annual meeting of stockholders.

                            Expenses Of Solicitation

     The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by regular employees of the Company, either personally or by telephone or telegraph. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding shares in their names or in the names of nominees for expenses in sending proxy material to beneficial owners and obtaining proxies of such owners.

                                  Other Matters

     A representative of Federman, Lally & Remis will be available by telephone the day of the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if he desires to do so. The Board of Directors does not intend to bring any matters before the Meeting other than as stated in this Proxy Statement, and is not aware that any other matters will be presented for action at the Meeting. If any other matters come before the Meeting, the persons named in the enclosed form of proxy will vote the proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy. Whether or not you plan to attend the Meeting in person, please complete, sign, date and return the enclosed proxy card promptly.



                                            By  Order of the Board of Directors,



                                            James Kenney
                                            Chairman




Dated: May 28, 1997

                                    EXHIBIT A

                        THE REVERSE STOCK SPLIT PROPOSAL

     RESOLVED, that, prior to the Company's next Annual Meeting of Shareholders, Article Four of the Company's Articles of Incorporation be amended by the addition of the following provision:

     Simultaneously with the effective date of this amendment (the "Effective Date"), each share of the Company's Common Stock par value $0.012 per share, issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed into a smaller number of shares to be determined by the Board of Directors, in its discretion, ranging from one-half to one-tenth of the Company's Common Stock, par value equal to the par value of the Old Common Stock (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Company's Transfer Agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of shareholder of the Company. All fractional shares for one-half share or more shall be increased to the next higher whole number of shares and all fractional shares of less than one-half share shall be decreased to the next lower whole number of shares, respectively. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the Transfer Agent shall carry forward any fractional shares to any one person. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable. From and after the Effective Date the amount of capital represented by the shares of New Common Stock into which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of the capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable laws. The adoption of this resolution constitutes the express adoption of ten identical resolutions authorizing Revers Stock Splits resulting in the exchange of one share of Old Common Stock for one-half, one-third, one-fourth, one-fifth, one-sixth, one-seventh, one-eighth and one-tenth, of a share of New Common Stock, as determined by the Board of Directors of the Corporation.

     FURTHER RESOLVED, that at any time prior to the filing of the foregoing amendment to the Company's Certificate of Incorporation effecting a Reverse Stock Split, notwithstanding authorization of the proposed amendments by the stockholders of the Company, the board of directors may abandon such proposed amendments without further action by the stockholders.

PROXY

   CONSOLIDATED HEALTH CARE ASSOCIATES, INC. o  ANNUAL MEETING OF STOCKHOLDERS

          This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints each of Robert M. Whitty and James Kenney, jointly and each of them individually and any person properly designated by Mr. Whitty or Mr. Kenney, as proxy to represent the undersigned at the Annual Meeting of Stockholders to be held at the office of Kramer, Levin, Naftalis & Frankel, 919 Third Avenue, New York on June 27, 1997 at 9:00 A.M. Eastern Daylight Time and at any adjournment thereof, and to vote the shares of Common Stock the undersigned would be entitled to vote if personally present, as indicated below.

1. Election of Directors

FOR all nominees listed below (except as marked to the contrary below)  |_|

WITHHOLD AUTHORITY to vote for all nominees listed below                |_|


Sidney Dworkin, Joel Friedman, James Kenney, Paul W. Frankel, M.D., Ph.D., Goodhue W. Smith, III., Robert M. Whitty

(INSTRUCTION; To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below.)


_____________________________________________________________________________


     2. Authorization of the Board to effect a single reverse stock split, without further stockholder action, of not less than one-for-two nor greater than one-for-ten (or to effect no reverse stock split) if the Board believes that a decrease in the number of shares of Common Stock may improve the trading market for the Common Stock and in order to satisfy the rules of The NASDAQ Small Cap Market.

                      For |_|         Against |_|


     In their discretion, the proxies are authorized to vote upon such business as may properly come before the meeting.


                 (Continued, and to be Signed, on Reverse Side)

     The shares of Common Stock represented by this proxy will be voted as directed. If no contrary instruction is given, the shares will be voted FOR the election of the nominees, FOR the authorization of the Board to effect a single reverse stock split.


                                            DATED: ______________, 1997



                                            ___________________________
                                            Signature


                                            ___________________________
                                            Signature if held jointly.





                                            (Please date, sign as name appears
                                            at the left, and return promptly.
                                            If the shares of Common Stock are
                                            registered in the names of two or
                                            more persons, each should sign.
                                            When signing as Corporate Officer,
                                            Partner, Executor, Administrator,
                                            Trustee or Guardian, please give
                                            full title. Please note any changes
                                            in your address alongside the
                                            address as it appears in the
                                            (proxy.)